U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:  December 23, 2011

Liberty Gold Corp.

(Exact name of Registrant as specified in its charter)

Delaware	333-16135	80-0372385
(State or other jurisdiction of incorporation or organization)	(Commission File number)	(IRS Employer Identification No.)

2415 East Camelback Road, Suite 700, Phoenix, AZ 85016

 (Address of principal executive offices) (Zip Code )

602-553-1190

(Registrant’s Telephone Number, Including Area Code)

NA

(Former Address If Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.01 COMPLETION OF THE ACQUISITION OR DISPOSITION OF ASSETS

Asset Purchase Agreement Mexico

On December 23, 2011, the Registrant entered into an termination agreement  (the Termination Agreement”) with Precious Metals Exploration Corp., an unaffiliated entity with offices in Sweden (the “Contra Party”) of an Asset Purchase Agreement, dated July 13, 2011 (the “APA”), between the Registrant and the Contra Party, for the purchase of an undivided 75% right title and interest in certain mining claims in Hostotipaquillo, Mexico in exchange for 3,000,000 shares of the Registrant’s common stock to be issued 50% on closing, an additional 25% after six months and the final 25% after 12 months.  The APA further provided for the issuance to the Seller of 5,500,000 additional shares of the Registrant’s common stock if mining operations on the property result in the discovery of 1,000,000 ounces of gold or 10,000,000 ounces of silver and requires the Registrant to expend at least $850,000 in exploration and mine development work on the property over fifteen months commencing with the closing under the APA (including $350,000 in the first 3 months).  The Registrant was required to hire a project manager designated by the Seller at $10,000 per month.  Management believed these to be promising prospects.

Under the Termination Agreement, the Contra Party is returning to the Registrant the 1,500,000 shares that were issued to it and the Registrant is relieved from all further obligations under the APA.  The Registrant had expended $208,000 inclusive of $40,000 in project management fees and $168,000 in exploration costs under the APA which will not be recovered.

Management based its decision to terminate the APA on several factors including its assessment of the political situation and threats of instability in Mexico.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)

Financial Statements of Business Acquired

Not Required.

(b)

Pro-Forma Financial Information

Not Required.

(c)

Exhibits

Exhibit No.

Description

10.1

Termination Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Liberty Gold Corp.

Lynn Harrison

By:  /s/ Lynn Harrison, CEO

Dated:

January 4, 2012